EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Buckle, Inc.
Kearney, Nebraska

We consent to the incorporation by reference in Registration Statement No. 333-169286, Registration Statement No. 333-158379, Post-Effective Amendment No. 1 to Registration No. 333-133384, Post-Effective Amendment No. 2 to Registration Statement No. 333-70633, Post-Effective Amendment No. 2 to Registration Statement No. 333-70641, and Post-Effective Amendment No. 2 to Registration Statement No. 333-70643 on Form S-8 of our reports dated March 28, 2012, relating to the consolidated financial statements and financial statement schedule of The Buckle, Inc., and the effectiveness of The Buckle, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Buckle, Inc. for the fiscal year ended January 28, 2012.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 28, 2012